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Joint Development Agreement

This JOINT DEVELOPMENT AGREEMENT, made and entered into as of the date last executed, by and between Northrop Grumman Systems Corporation, a Delaware corporation, acting through its Information Systems Sector, Defense Systems Division, with a place of business at 201 Electronics Blvd., Huntsville, Alabama 35824 (hereinafter “Northrop Grumman”) and Cirque Energy, Inc., with a place of business at 243 W. Congress St, Suite 350, Detroit, MI 48226 (hereinafter referred to as “CIRQUE”).

Northrop Grumman has certain technical knowledge and trade secrets that were used by Cirque Energy, Inc., a subcontractor, to create a conceptual Deployable Gasification Unit (DGU) capability on behalf of Northrop Grumman. Now, Northrop Grumman wishes to continue technology development for the DGU and towards this end, desires to use the capabilities of Cirque Energy in order to realize a working DGU prototype for testing and demonstration. In consideration for Cirque Energy to fund and develop a test unit, NG wishes to permit its Intellectual Property to be used by Cirque Energy; and provided a prototype is a success and the device is deemed viable, a division of responsibilities, obligations and customer sales privileges is contemplated and is discussed within Exhibit A.

WITNESSETH:

WHEREAS, Both Parties are working on a Mobile Energy / Power Generation Initiative to develop a Deployable Gasification Unit (DGU) capable of producing electricity at tactical field locations or in support of disaster relief and humanitarian assistance operations (hereinafter referred to as the “Program”); and

WHEREAS, Both Parties desire to construct a working prototype of a Deployable Gasification Unit (DGU) to demonstrate such a capability is not only feasible, but more efficient than existing tactical power generation when relating output power to input fuel rates; and

WHEREAS, Northrop Grumman has certain rights and ownership, capabilities and certain know-how regarding a Deployable Gasification Unit (DGU), whereby Northrop Grumman has invested significant research and development funding and labor to design a tactical DGU capable of converting waste byproducts into electricity using largely off-the-shelf technology and components.

WHEREAS, Northrop Grumman further conceptually developed and documented the DGU design in the “Proof of Concept Study” dated December 7, 2012 (Exhibit C) with CIRQUE as a subcontractor to Northrop Grumman in order to establish the requirements for the Program, and the Parties agreed that the Intellectual Property documented in the proof of concept study (Exhibit C) are owned by Northrop Grumman; and

WHEREAS, CIRQUE has certain capabilities and expertise in the area of energy development as it relates to the procurement, processing and transporting of biomass materials from multiple waste environments (including landfills), material handling and feedstock preparation systems necessary for both Static and Mobile Systems of various types of gasification technologies; with the most recent advancements in gasification technology including; demonstration units, technical papers and research that are necessary to meet the requirements for the Program; and

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WHEREAS, CIRQUE has resources to fund the manufacturing and test of a working Prototype DGU and support demonstrations; and

WHEREAS, neither Northrop Grumman nor CIRQUE individually possesses all of the capabilities, resources, expertise or existing capacity to address all of the requirements of the Program without assistance from each other; and

WHEREAS, the combination of the capabilities, resources, expertise and existing capacity of Northrop Grumman and CIRQUE should result in a working DGU prototype best meeting the technology identified in Exhibit C which supports the Program; and

WHEREAS, Northrop Grumman and CIRQUE desire to form a Joint Development Agreement that is not in derogation of the applicable antitrust laws and does not prejudice the Program in any way with respect to any action it may take in procuring goods or services on the basis of awarding of contracts on a leader/follower or other type basis; and

WHEREAS, Northrop Grumman and CIRQUE may need to exchange significant proprietary and sensitive information in the process of CIRQUE manufacturing and testing the prototype for the Program, which exchange of information would not be possible if Northrop Grumman and CIRQUE were working with other companies in support of the Program;

NOW, THEREFORE, Northrop Grumman and CIRQUE hereby agree as follows:

1.	Definitions

1.1.	“Agreement” shall mean this Joint Development Agreement, together with Exhibit A, Exhibit B, Exhibit C, and other documents incorporated by reference and any amendments thereto.

1.2.	“Parties” shall mean Northrop Grumman and CIRQUE collectively, and “Party” shall refer to either Northrop Grumman or CIRQUE individually.

2.	Activities

2.1	Each Party will exert all reasonable efforts to develop a DGU prototype which will meet the details (including cost objectives) of Exhibit C.

2.2	CIRQUE will lead the design, manufacturing, development, testing, site location (including transportation thereof), and prototype development and demonstration process. This will include involvement by Northrop Grumman as they desire.

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2.3	CIRQUE will cooperate with Northrop Grumman by providing such assistance as may be required during the manufacturing of the DGU Prototype, including, but not limited to: (i) furnishing a status within reasonable timeframes of CIRQUE established goals and achievements of those goals (to include testing and test results); (ii) assuring the availability of management, pricing, and technical personnel for potential program related meetings; (iii) submitting a Rough Order of Magnitude estimate for the material required to manufacture the DGU; and (iv) a written manufacturing process that was utilized for the prototype to make it a repeatable process for production. CIRQUE will provide 100 percent (100%) of the funds required to accomplish the above and demonstrate to Northrop Grumman the DGU Prototype.

2.4	In consideration for CIRQUE to fund and develop a test unit, Northrop Grumman wishes to permit its Intellectual Property to be used by CIRQUE for DGU development. Further, if the DGU Prototype is determined acceptable and suitable by Northrop Grumman, Exhibit A hereof shall be used as the basis to draft additional agreements for the DGU.

2.5.	The Parties recognize that, during the term of this Agreement, conditions relating to the Program may change such as to dictate a change in the scope of the work set forth in Exhibit A or in the continuation of the Program by either Party.

Therefore, prior to any revisions to Exhibit A by Northrop Grumman, CIRQUE will, upon request, enter into good faith negotiations with Northrop Grumman to revise Exhibit A hereof to increase, decrease or clarify the work hereunder. Northrop Grumman agrees not to initiate such request, unless it has a good faith belief that such is necessary, and will in such event advice CIRQUE of the basis for such belief. In the event, after such Northrop Grumman request, the Parties are unable to reach mutual agreement as to an appropriate revision to Exhibit A, either Party may, upon ten (10) days prior notice to the other Party, terminate this Agreement, unless within such ten (10) day period Northrop Grumman withdraws the request or mutual agreement upon a revision is reached.

3.	Exclusivity of Agreement

In view of the close cooperation which shall be required, the expenditures which shall be incurred and the necessity to exchange confidential and proprietary business and technical information for the purpose of this Agreement, CIRQUE agrees that during the term of this Agreement, CIRQUE shall not participate in any manner in the design, manufacture, assembly, test and commission of a prototype gasifier unit similar in specification, design or intent, or any part thereof, by itself or by any third party, relating to or competitive with the Program, or provide any services, data, information or other assistance to any third party in furtherance thereof or enter into any agreement with any third party for the provision of services or equipment relating to or competitive with the Program.

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4.	Acceptance & Suitability of DGU Prototype

Provided the DGU Prototype is determined to be commercially viable by Northrop Grumman, Exhibit A hereof is provided to document additional agreements for the DGU.

Either Party will, in the event of an acceptable and suitable DGU Prototype, accept a subcontract to perform work and render services in accordance with this Agreement and Exhibit A hereto, subject to mutual agreement on prices and other terms and conditions. In the event mutually acceptable prices and other subcontract terms and conditions or a Letter Subcontract cannot be negotiated by the Parties within a reasonable time, and in any event within 60 days after award of a contract to a Party, the other Party shall have the right, upon ten (10) days prior notice to terminate this Agreement and make other arrangements for the performance of the work in Exhibit A, in which case the rights and obligations of both Parties under this Agreement will terminate pursuant to Article 5.4 below. This right is in addition to other rights the Parties may have hereunder or under applicable law.

Any such resulting subcontract or changes to this agreement, shall be subject to applicable laws, regulations and required or reasonably implied flow-down terms and conditions of the contract, mutual agreement on pricing and other subcontract terms and conditions, and prior approval of Customer, if required.

5.	Termination

This Agreement and all rights and duties hereunder, will terminate upon the first of the following events to occur:

5.1.	Any material change to CIRQUE capabilities or other attributes (e.g., size status; financial stability) that is significant to the basis on which Northrop Grumman has entered into this Agreement, as reflected in the recitals to this Agreement;

5.2.	The failure of the CIRQUE to provide the effort defined in Article 4, above, or provide such assistance in a timely manner or of acceptable quality;

5.3.	Mutual consent of both Parties by execution of a rescission agreement;

5.4.	Ten days after the issuance of the written notice required by Article 4 when the Parties fail to consummate a subcontract as contemplated herein;

5.5.	Written notification of a decision by either Party not to continue with the Program;

5.6.	A filing of a bankruptcy petition or other material adverse financial change by either Party;

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5.7.	A written determination by Northrop Grumman that an actual or potential Organizational Conflict of Interest (OCI) for either Party pursuant to Article 24 has failed to be mitigated;

5.8.	A written determination that either Party is ineligible to receive an award by the Government by being listed on the Consolidated List of Debarred, Suspended and Ineligible Contractors; or

5.9.	The expiration of two (2) years from the effective date hereof, provided, however, if the Program is still under consideration by Northrop Grumman senior management upon the expiration of the (2) year period, this Agreement shall continue in force until terminated pursuant to one of the foregoing conditions.

6.	Proprietary Information

During the course of this Agreement, the Parties shall disclose and protect all proprietary and/or sensitive information in accordance with the Non-Disclosure Agreement executed between the Parties, which is attached as Exhibit B and is hereby incorporated herein. As a result of the execution of this Agreement, the Parties further agree that Northrop Grumman may disclose information disclosed under such Non-Disclosure Agreement to the U.S. Government in furtherance of the Program, subject to the appropriate restrictive legends set forth in the FAR or DFARS, and, on a need-to-know basis, to their other subcontractors and potential subcontractors on the Program subject to the same restrictions on use and disclosure as are set forth in the Non-Disclosure Agreement. The obligations of the Non-Disclosure Agreement shall survive the expiration or termination of this Agreement.

7.	Classified Information

To the extent the obligations of the Parties hereunder require the handling or the access to classified U.S. Government security information; the same shall be subject to the requirements of the Department of Defense National Industrial Security Program Operating Manual (NISPOM).

8.	Intellectual Property

Intellectual property developed under this agreement shall remain the property of the originating Party. All rights, title and interest in the technology and documentation, and any right, title or interest to any intellectual property rights in the DGU as expressed within Exhibit C shall remain at all times with Northrop Grumman, and CIRQUE obtains only the rights expressly set forth in this Agreement.

CIRQUE recognizes and agrees that any modifications, alterations, revisions, upgrades, changes, adaptations, and/or improvements to the baseline DGU system and/or technology (not including CIRQUE/CIRQUE “Auger Gasifier” and “Syngas Scrubber”) is considered under the ownership of and the intellectual property of Northrop Grumman.

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CIRQUE recognizes and agrees that at no time during prototype and/or product development does Northrop Grumman release any of its rights to CIRQUE in the engineering or design of hardware and/or software which includes the effort necessary to meet specific mission objectives, specifications, or performance requirements to provide a capability that did not previously exist.

CIRQUE recognizes and agrees that all Northrop Grumman intellectual property is provided "as-is," without any express or implied warranty. In no event shall Northrop Grumman be held liable for any damages arising from CIRQUE use of the Northrop Grumman intellectual property.

In the event of joint development, the Parties shall establish their respective rights in the intellectual property by negotiations between the Parties. Each Party shall grant to the other Party the right to use its intellectual property necessary for the other Party to support the prototype development and demonstration. It is recognized and agreed that the Parties may be required to, and shall, grant licenses or other rights to inventions, data, software and information as specified in United States (U.S.) Government Solicitations or as required by law. Such rights, which shall be identified in any resulting subcontract, shall not exceed those required by the U.S. Government contract.

9.	Expenses

Except as otherwise set forth herein, or as may be mutually agreed by the Parties, and except for the compensation which may be paid to the Parties in accordance with any such contracts and subcontracts, each Party shall bear all of its own risks and expenses incurred in connection with this Agreement and the Program referred to herein including, without limitation, its marketing, sales and proposal activities.

10.	Relationship

The cooperation of the Parties contemplated by this Agreement is for the purpose of complementing their respective capabilities for the Program objectives. This Agreement shall not constitute, create, or in any way be interpreted as a partnership, joint venture or formal business organization of any kind. This Agreement does not establish any relationship of principal or agent; and neither Party shall have any power or authority to accept on behalf of the other any offer, agreement, or contract, or to make, incur, contract or create any claim, promise, guarantee, debt, obligation, expense or liability of any kind whatsoever in the name of, on behalf of or for the account of the other Party. Nothing in this Agreement shall be construed as providing for the sharing of profits and losses of either or both of the Parties. Except to the extent of a breach of this Agreement, neither Party shall acquire, by virtue of this Agreement, any liability to the other Party for expenses, risks or liabilities incurred by the other Party.

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11.	Scope of Agreement

This Agreement shall relate only to the Program specified herein, and nothing herein shall be deemed to:

11.1.	Confer any right or impose any obligation or restriction on either Party with respect to any other program effort or marketing activity at any time undertaken by either Party hereto, jointly or separately; or

11.2.	Preclude either Party hereto from soliciting or accepting a contract or subcontract from any third party contractor (or subcontractor of any tier) under any other program or under this Program after termination of this Agreement; or

11.3.	Limit the rights of either Party to promote, market, sell, lease, license or otherwise dispose of its standard products or services, except where such would conflict with the obligations of the Party under this Agreement.

12.	Condition on Obligations

The obligations of either Party hereunder, including without limitation the obligations to prepare and submit any proposal and to award or accept any subcontract, are subject to the following conditions:

12.1.	There shall be no litigation or proceeding pending or threatened against the Party or any of its officers or employees (i) which is for the purpose of enjoining or otherwise restricting the activities contemplated by this Agreement, or otherwise claiming that any such activity is improper, (ii) which would adversely affect the rights and/or capabilities of the Party in respect of such activities, or (iii) which, in the judgment of an officer of either Party, would make the continuation of such activities inadvisable.

12.2.	Prior to the submission of any proposal or the award of any subcontract, there shall have been no material adverse change in the financial condition or operational capabilities of either Party relating to the activities contemplated by this Agreement, and there shall not have been any occurrence, circumstance or combination thereof which might reasonably be expected to result in any material adverse change in the ability of either Party to perform the work covered by such proposal or contemplated subcontract.

12.3.	In the event of any occurrence or circumstance as set forth in Articles 12.1 and 12.2 above, each Party shall provide written notice to the other within ten (10) working days of knowledge of such occurrence or circumstance.

13.	Indemnity

The employees of Northrop Grumman and CIRQUE shall obey all pertinent rules and regulations of the other Party while on the premises of the other Party, including those relating to the safeguarding of classified information. Each Party agrees to indemnify and save harmless the other Party from and against all claims for damage to, or loss of use of, the other Party’s tangible property; and injury or death of any of the other Party’s employees or agents, to the extent any such damage, injury or death is caused by any negligent act or omission to act of the indemnifying Party’s employees or agents in connection with performance under this Agreement.

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14.	Compliance with Law

The Parties shall comply with all federal, state and local laws and regulations including Executive Orders of the President of the United States applicable to the effort contemplated under this Agreement. Technical data exchanged hereunder may be subject to U.S. export control laws and regulations. Accordingly, the Parties shall not transfer technical data received under this Agreement to any foreign person, country, foreign subsidiary or parent corporation, without specific authorization from the disclosing Party and pursuant to an appropriate U.S. Government agency license.

15.	Governing Law

This Agreement shall be construed in all respects in accordance with, and any dispute arising hereunder shall be governed by, the substantive and procedural laws of Virginia except, however, that choice of law provisions shall not apply.  The Parties waive any right to a jury trial.

16.	Disputes

The Parties will attempt in good faith to resolve through good faith negotiations of any dispute, claim or controversy arising out of or relating to this Agreement. If the Parties are unable to resolve such dispute, claim or controversy through good faith discussions at the Program level, higher level management representatives from each Party shall meet and attempt to resolve the dispute. Parties may exercise any right available under the law if the disputes cannot be resolved through good faith negotiations. No provision of this Agreement shall prevent either Party from exercising any right available under the law if (a) good faith efforts to resolve the dispute have been unsuccessful, or (b) interim relief from a court or other adjudicative body is necessary to prevent serious and (or) irreparable injury.

17.	Limitation of Liability

Neither Party shall be liable to the other for any indirect, incidental, special or consequential damages, however caused, whether as a consequence of the negligence of the one Party or otherwise.

18.	Publicity

No releases shall be made to the news media or the general public relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld. The Parties further agree that news releases made by either of them shall recognize the participation and contributions of the other Party.

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19.	Non-solicitation of Employees

Northrop Grumman’s obligations and commitments under this Agreement, including the non-solicitation provision below, apply only to its Information Systems Sector, Defense Systems Division (DSD).

The parties agree that during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither party shall, without the advance written consent of the other, actively solicit for employment any person or persons employed by the other who is working on or with respect to the parties contract and/or subcontracts under the Program. The hire of individuals responding to general public marketing and recruiting advertisements and events shall not be a violation of this provision; only active, targeted solicitation is prohibited.

20.	Assignments

Neither Party shall assign or transfer any of its rights or obligations hereunder in whole or part without the prior written consent of the other Party, except to another U.S. corporate division or affiliate of the Party so long as sufficient assets, personnel and other resources necessary to perform the obligations hereunder remain available. Any consent required under this clause shall not be unreasonably withheld.

21.	Severability

If any provision of this Agreement or part of such provision is or becomes invalid or unenforceable, then the remaining provisions hereof shall continue to be effective. Nothing in this Agreement shall be construed as requiring any Party to take any action which is prohibited under any applicable governmental laws or regulations, or as prohibiting any Party from complying with such laws or regulations.

22.	Waivers

No waiver by a Party of any of its rights or remedies shall be construed as a waiver by such Party of any other rights or remedies that such Party may have under this Agreement.

23.	Notices

All notices or communications (other than normal business communications) required by this Agreement or desired to be given hereunder, shall be in writing addressed as follows, and given by certified or registered mail, return receipt requested, or an overnight mail service that confirms delivery and shall be deemed to be given when received.

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If To: Northrop Grumman:

Northrop Grumman Systems Corporation,

201 Electronics Blvd.

Huntsville, AL 35824

Attention: Carl V. Ehler

If To: CIRQUE:

Cirque Energy, Inc.

243 W. Congress St, Suite 350

Detroit, MI 48226

Attention:	Richard L. Fosgitt, PE

24.	Entire Agreement

This Agreement contains the entire understanding between the Parties and is the complete and exclusive expression of the Agreement between the Parties with respect to the Program.  This Agreement supersedes all prior or contemporaneous communications, agreements or understandings between the Parties on the subject matter of this Agreement.  A modification to this Agreement may only be made in writing and must be signed by authorized representatives of both Parties.

The Parties hereto, by and through their duly authorized representatives, execute this Agreement.

CIRQUE ENERGY, INC.
By
Name	Joseph L. DuRant
Title	CEO
Date	November 13, 2013

NORTHROP GRUMMAN SYSTEMS CORPORATION
DEFENSE SYSTEMS DIVISION (DSD)
By
Name
Title
Date